Exhibit 99.1

ASGN Announces Several Upcoming Changes to Board of Directors

Chairman Jeremy Jones to retire and Arshad Matin to assume Chairman Role
Carol Lindstrom and Joseph W. Dyer Nominated to the Board

RICHMOND, VA., March 22, 2021 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors, today announced the upcoming change in Chairmanship as well as the addition of two new directors to the Company’s Board of Directors. Chairman Jeremy Jones will retire effective June 18, 2021 at the completion of his term, and Arshad Matin, an independent member of ASGN’s Board of Directors since June 2014, will become Chairman at such time.
“On behalf of our entire Board of Directors, I would like to thank Jerry for his outstanding service to ASGN as both an advisor and director over the past 26 years. We hope that Jerry enjoys his well-earned retirement,” said ASGN President and Chief Executive Officer, Ted Hanson. “Since Jerry’s appointment as Chairman of the Board in 2003, ASGN’s market cap has grown from approximately $130 million to roughly $5 billion through a combination of organic and acquisitive growth. Although Jerry’s shoes will be difficult to fill, I am more than confident that Arshad is fully capable and ready to step into this very important role.”
Incoming Chairman Arshad Matin has led a very successful career across the software, security and IT industries, holding executive leadership roles at both public and private companies. He currently serves as President and CEO of Avetta, LLC, a private company that provides supply chain risk management. Prior to his current position, Mr. Matin was a Director, President and CEO of Paradigm Ltd., a leading developer of software solutions to the global oil and gas industry. Mr. Matin was also Executive Vice President of IHS, Inc. (now IHS Markit), a publicly-traded information and analytics company. Mr. Matin joined IHS post its acquisition of Seismic MicroTechnology, Inc., where he served as CEO. Mr. Matin was also general manager of the enterprise security business of Symantec Corporation, a role he assumed upon Symantec’s acquisition of BindView Corporation where he was COO and President. Before BindView, Mr. Matin was a partner at McKinsey & Company, servicing clients in both the technology and energy industries.
ASGN also announced today the appointment of two new independent directors, Carol Lindstrom and Vice Admiral Joseph W. Dyer, U.S. Navy, Retired. Ms. Lindstrom and Vice Admiral Dyer are members of ASGN’s Strategy and Technology Committee and offer unique insights based on their decades of experience in technology, consulting and government industries.
“On behalf of our entire Board, I would like to welcome Carol and Joe as our newest directors,” Mr. Hanson continued. “Carol offers a wealth of experience growing and managing large-scale commercial-focused technology practices, while Joe’s deep knowledge of federal procurement and corporate strategy will be a great asset to ASGN. As Carol and Joe have already served as advisers to our Board, I expect their transition into the director role will be seamless.”

Carol Lindstrom is an advisor at Carrick Capital Partners, a growth-oriented investment firm focused on software and software-enabled businesses. Prior to Carrick, she was Vice Chair of Deloitte LLP, which she first joined in 1993 to build their technology consulting practice. Ms. Lindstrom served as managing director of Deloitte’s Orange County and San Francisco, California consulting practices as well as managing director in Deloitte’s Americas technology practice and e-business and digital practices. Before Deloitte, Ms. Lindstrom was a partner at Andersen Consulting, now Accenture PLC.
Joseph Dyer is an independent consultant in the technology and defense markets and the Chief Strategy Officer of National Spectrum Consortium, a research and development organization that incubates new technologies. Prior to his current role, Vice Admiral Dyer spent a decade in various executive leadership positions in operations and strategy at iRobot Corp., including President, Chief Operating Officer and Chief Strategy Officer, during a period of rapid company growth. He joined iRobot after a 30-year career in the U.S. Navy, where his last assignment was as the three-star commander of the Naval Air Systems Command. Additionally, he chaired NASA's Aerospace Safety and Advisory Panel from 2003 to 2016.
The generation of long-term value for all of ASGN’s stakeholders begins with robust corporate governance principles and oversight. The establishment of a diverse board of directors is essential to the Company’s overall success. By 2022, ASGN is committed to advancing gender equality by having at least three female directors on the Company’s Board. For more information on ASGN’s corporate governance policies, please visit the Governance section of the Company’s investor relations’ website.
About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. ASGN’s mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance. All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

Contacts:
Ed Pierce
ASGN Chief Financial Officer
818-878-7900

Kimberly Esterkin
ADDO Investor Relations
310-829-5400
kesterkin@addoir.com

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